Exhibit 99.1

Cascade Microtech Reports Fourth Quarter and Year End 2005 Results

Record annual revenues of $73.6 million, up 14%, and EPS of $0.70, up 25% over last year; Fourth quarter revenues of $17.7 million and EPS of $0.12 in line with Preliminary results previously announced

PORTLAND, Ore.—(BUSINESS WIRE)—February 14,2006—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the fourth quarter and year ended December 31, 2005.

Highlights for 2005 include:

•                  Revenues of $73.6 million, up 14% year over year

•                  $63.5 million Engineering Products Division revenue, up 9% year over year

•                  $10.1 million Production Probes Division revenue, up 69% year over year

•                  EPS of $0.70 per diluted share, compared to $0.56 for 2004

•                  Cash and investments at the end of the year were $51.9 million, up $5.4 million from the end of last year.

“We were pleased with our performance overall in 2005 despite the order delays we experienced in the fourth quarter in our Engineering Products Division. In particular, we continued to have strong growth in our Production Probe Division which achieved record revenues of $10.1 million and growth of 69% in 2005,” said Eric Strid, CEO of Cascade Microtech.

Revenue for the fourth quarter was $17.7 million, a decline of 4% over $18.4 million in the fourth quarter of the prior year. Net income for the fourth quarter was $1.4 million and diluted earnings per share were $0.12 on 12.0 million shares, compared to net income of $1.7 million and diluted earnings per share of $0.19 on 9.0 million shares for the fourth quarter of 2004.

Gross margin for the fourth quarter declined to 42.8% from 46.7% in the third quarter of 2005 primarily due to the decline in revenue and related gross margin, product mix and increased investment in the Production Probe Division.

At December 31, 2005, the Company had cash and investments of $51.9 million, up from $46.5 million at December 31, 2004.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that first quarter 2006 revenues will be in the range of $18.4 million to $20.0 million compared to $17.7 million in the fourth quarter of 2005 and $18.7 million in the first quarter of 2005; and that diluted earnings per share will be in the range of $0.07 to $0.13, including stock compensation expense under SFAS 123R, on 12.1 million shares.

Beginning in January 2006 we are required to expense the costs of stock options through our income statement under SFAS 123R. We estimate that this will result in a charge to earnings of approximately $0.02 to $0.03 during the first quarter of 2006. This has been included in our expected range for EPS for the first quarter of 2006.

About Cascade Microtech

Cascade Microtech, Inc. (Nasdaq: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions who need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s highly reliable production wafer test solutions provide the semiconductor industry with leading-edge probe cards that reduce manufacturing costs of complex semiconductors. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue and diluted earnings per share in the first quarter of 2006 are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on February 14, 2006 to discuss its results for the fourth quarter and year ended December 31, 2005 and its outlook for the first quarter of 2006..

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 50975461; International: 617-801-6888.)

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	September 30,	December 31,
Assets	2005	2005	2004

Current assets:
Cash and cash equivalents	$2,224	$2,268	$2,033
Marketable securities	48,122	43,223	41,714
Accounts receivable, net	16,182	17,015	13,640
Inventories	10,889	10,471	10,180
Prepaid expenses and other	3,000	2,807	1,579
Deferred income taxes	1,699	1,686	1,552

Total current assets	82,116	77,470	70,698

Long-term investments	1,549	5,579	2,779
Fixed assets, net	4,422	3,974	4,008
Deferred income tax	336	206	65
Other assets	1,697	1,632	1,466

	$90,120	$88,861	$79,016

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt and capital leases	$8	$8	$21
Accounts payable	3,904	4,513	3,951
Deferred revenue	516	505	579
Accrued liabilities	2,895	2,971	2,609

Total current liabilities	7,323	7,997	7,160

Long-term debt and capital leases	—	2	14
Deferred revenue	255	306	282
Other long-term liabilities	1,037	1,135	1,372

Total liabilities	8,615	9,440	8,828

Stockholders’ equity:
Common stock	58,400	57,764	55,511
Deferred stock-based compensation	(142)	(171)	(310)
Unrealized holding gain (loss) on investments	(76)	(50)	(17)
Retained earnings	23,323	21,878	15,004

Total stockholders’ equity	81,505	79,421	70,188

	$90,120	$88,861	$79,016

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year to Date Ended December 31,
	2005	2005	2004	2005	2004

Sales	$17,678	$18,987	$18,402	$73,637	$64,415

Cost of sales	10,100	10,110	9,736	39,351	35,625
Deferred stock compensation	6	11	10	39	67

Gross profit	7,572	8,866	8,656	34,247	28,723

Operating expenses:
Research and development	1,895	1,752	1,625	6,951	5,651
Selling, general and administrative	5,037	4,915	4,437	19,712	16,602
Deferred stock compensation	9	30	30	83	259

Total operating expenses	6,941	6,697	6,092	26,746	22,512

Income from operations	631	2,169	2,564	7,501	6,211

Other income (expense):
Interest income	315	276	64	1,061	133
Interest expense	(2)	0	(104)	(18)	(465)
Other, net	176	(18)	(10)	948	215

Total other income (expense)	489	258	(50)	1,991	(117)

Income before income taxes	1,120	2,427	2,514	9,492	6,094

Provision (benefit) for income taxes	(325)	279	849	1,173	1,387

Net income	1,445	2,148	1,665	8,319	4,707

Accretion of redeemable stock	—	—	—	—	113

Net income attributed to common shareholders	$1,445	$2,148	$1,665	$8,319	$4,594

Net income per share:
Basic	$0.13	$0.19	$0.27	$0.75	$0.84
Diluted	$0.12	$0.18	$0.19	$0.70	$0.56

Shares used in computing net income per share:
Basic	11,281	11,154	6,242	11,055	5,439
Diluted	11,955	11,933	8,996	11,816	8,452

Contact:	Cascade Microtech, Inc.
Steven Sipowicz, Chief Financial Officer, 503 601-1000
Gale Napier, Investor relations, 503 601-1000